Press Release

ALCAN RESPONDS TO ALCOA ANNOUNCEMENT

MONTREAL, CANADA, May 7, 2007 — Alcan Inc. today announced that it has received from Alcoa notice of intent to file an unsolicited offer to acquire all of the outstanding shares of Alcan for US $58.60 in cash and 0.4108 of a share of Alcoa common stock for each outstanding common share of Alcan.

Consistent with its obligations and focus on delivering value to shareholders, Alcan's Board of Directors will consider the proposal and how it could impact the interests of Alcan's shareholders and other stakeholders. Alcan's Board of Directors and management remain committed to building and delivering value for shareholders and other stakeholders, and believe that Alcan's strategy and recent performance and accomplishments clearly demonstrate this commitment.

Alcan recommends that its shareholders defer making any decision until the Board has had an opportunity to fully review the expected offer and to make a formal recommendation as to its merits. Shareholders will be promptly notified of any recommendation by the Board through a news release and circular in accordance with applicable securities laws.

About Alcan

Alcan Inc. (NYSE, TSX: AL) is a leading global materials company, delivering high quality products and services worldwide. With world-class technology and operations in bauxite mining, alumina processing, primary metal smelting, power generation, aluminum fabrication, engineered solutions as well as flexible and specialty packaging today's Alcan is well positioned to meet and exceed its customers' needs. Alcan is represented by 68,000 employees, including its joint-ventures, in 61 countries and regions, and posted revenues of $23.6 billion in 2006. The company has featured on the Dow Jones Sustainability World Index consecutively since 2003. For more information, please visit: www.alcan.com.

Cautionary Statement

Statements made in this press release which describe the Company or management's objectives, projections, estimates, expectations or predictions may be "forward-looking statements" within the meaning of securities laws. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company's actual actions or results could differ materially from those expressed or implied in such forward-looking statements or could affect the extent to which a particular projection is realized. Reference should be made to the Company's most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K for a list of factors that could cause such differences.

For Further Information

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Anik Michaud                                                                           Ulf Quellman

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